THE WILLIAM S. DIETRICH II
                          CHARITABLE REMAINDER UNITRUST
                                       AND
                           THE WILLIAM S. DIETRICH II
                       CHARITABLE REMAINDER ANNUITY TRUST



To the Board of Directors of The Mallard Fund, Inc.:

      The undersigned ("Trustee") hereby acknowledges receipt of the draft registration statement of The Mallard Fund, Inc. ("Fund"). The Trustee acknowledges that he has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of this investment and that he is familiar with and knowledgeable about the Fund.

      The Trustee, on behalf of the William S. Dietrich II Charitable Remainder Unitrust and the William S. Dietrich II Charitable Remainder Annuity Trust (together, the "Trusts"), hereby subscribes to purchase a beneficial interest ("Interest") of the Fund in consideration for which the Trustee, on behalf of the Trusts, agrees to transfer to you upon demand cash or securities in the amount of at least One Hundred Thousand Dollars ($100,000.00).

      The Trustee agrees that the beneficial interest is being purchased for investment purposes only with no present intention of reselling said Interest.

      Dated and effective this 19th day of May, 1997.



                  DIETRICH CHARITABLE REMAINDER UNITRUST
                  DIETRICH CHARITABLE REMAINDER ANNUITY TRUST



                  By:  /s/  Thomas Marshall, Trustee
                       ---------------------------------------
                          Thomas Marshall, Trustee